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  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          ($ in millions) (unaudited)

                                                    Three Months Ended    Year Ended
                                                        March 31         December 31
                                                      1995       1994        1994
                                                      ----       ----        ----
Income (loss) before income taxes
  and minority interest                              $  27      $  57       $ 157
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                               -         (1)         (5)
Add: Fixed charges excluding capitalized interest      105         77         369
                                                     -----      -----       -----
Earnings as adjusted                                 $ 132      $ 135       $ 531
                                                     =====      =====       =====
Combined fixed charges and preferred dividends:
  Interest expense                                   $  58      $  47       $ 177
  Rental expense                                         8          9          35
  Capitalized interest                                   -          -           -
  Pre-tax earnings required to cover
    preferred dividend requirements (a)                 39         21         157
                                                     -----      -----       -----
Total combined fixed charges and preferred dividends $ 105      $  77       $ 369
                                                     =====      =====       =====
Ratio of earnings to combined fixed charges
  and preferred dividends                             1.26x      1.75x       1.44x
                                                     =====      =====       =====



(a)  Dividend requirement divided by 100% minus effective income tax rate.





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